SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 27, 2002

SMART & FINAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-10811	95-4079584
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 The Citadel Drive, City of Commerce, California	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 869-7500

Item 5.    Other Events.

In September 2001 the Company was served with a demand for arbitration in a breach of contract dispute with a former supplier of cleaning chemicals and equipment to the Company’s broadline foodservice distribution unit in Stockton, Calif.

The supplier alleged that a four-year distributor agreement was breached by the Company’s broadline foodservice unit. The terms of this agreement require disputes to be submitted to binding arbitration. The Company denied the allegations and asserted certain affirmative defenses to the supplier’s claim. On September 27, 2002, prior to the hearing of any oral argument and based solely on the written submissions, the arbitrator granted the plaintiff’s motion for summary judgment on the issue of liability, but left the issue of damages for future hearing.

A hearing on the issue of damages is scheduled before the arbitrator on October 16, 2002. The supplier’s claim is understood by the Company to be up to $2.5 million in damages, not including legal fees and expenses. The Company intends to vigorously defend against the supplier’s claim for damages and to explore its rights to contest the arbitrator’s ruling. There is no assurance that the Company will prevail, in whole or in part, in these efforts.

The Company expects to provide an update regarding this matter in its Quarterly Report on Form 10-Q for the fiscal third quarter 2002, which is expected to be filed by November 20, 2002.

The Statements in this Current Report on Form 8-K concerning management’s expectations constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. In order to comply with the terms of the safe harbor, the Company notes that such forward looking statements are based upon internal estimates which are subject to change because they reflect preliminary information and management assumptions, and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward looking statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL INC.

Date: October 4, 2002	By:	/s/ DONALD G. ALVARADO
Donald G. Alvarado Its: Senior Vice President, Secretary and General Counsel

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